TO THE STOCKHOLDERS:

The annual meeting of stockholders of John B. Sanfilippo & Son, Inc. (the "Company") will be held on Wednesday, April 30, 1997 at 10:00 a.m., local time, at the Wyndham Hotel Northwest Chicago, 400 Park Boulevard, Itasca, Illinois 60143, for the following purposes:

1.      To elect directors;

2. To ratify the action of the Board of Directors in appointing Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending December 31, 1997; and

3. To transact such other business as may properly be brought before the annual meeting or any adjournment or postponement thereof.

The annual meeting may be postponed or adjourned from time to time without any notice other than announcement at the meeting, and any and all business for which notice is hereby given may be transacted at any such postponed or adjourned meeting.

The Board of Directors has fixed the close of business on March 14, 1997 as the record date for determination of stockholders entitled to notice of and to vote at the annual meeting.

Stockholders are requested to complete and sign the enclosed proxy, which is solicited by the Board of Directors, and promptly return it in the accompanying envelope whether or not they plan to attend the annual meeting in person. The proxy is revocable at any time before it is voted. Returning the proxy will in no way limit your right to vote at the annual meeting if you should later decide to attend and vote in person.

Because two classes of stock of the Company are now outstanding, a separate form of proxy has been prepared with respect to each class of stock: a white proxy, which relates to the Company's Common Stock, $.01 par value, and a blue proxy, which relates to the Company's Class A Common Stock, $.01 par value. Stockholders who own of record shares of only one class are being furnished only with the proxy relating to that class. Stockholders who own of record shares of both classes are being furnished with both proxies (in separate mailings, each of which also includes a copy of this notice and the proxy statement). Stockholders who receive both proxies must complete, sign and return both proxies in order for the shares of both classes to be voted by proxy.

					By Order of the Board of Directors

					/s/ Michael J. Valentine
					------------------------
					MICHAEL J. VALENTINE
					Secretary

Elk Grove Village, Illinois
March 26, 1997

JOHN B. SANFILIPPO & SON, INC.
________________________________________

PROXY STATEMENT
________________________________________

ANNUAL MEETING OF STOCKHOLDERS
April 30, 1997


This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of John B. Sanfilippo & Son, Inc., a Delaware corporation, of proxies for use at the annual meeting of stockholders of the Company to be held on Wednesday, April 30, 1997 at 10:00 a.m., local time, at the Wyndham Hotel Northwest Chicago, 400 Park Boulevard, Itasca, Illinois 60143, and at any postponement or adjournment thereof (the "Annual Meeting"). All shares of the Company's Common Stock, $.01 par value (the "Common Stock"), and the Company's Class A Common Stock, $.01 par value (the "Class A Stock"), entitled to vote at the Annual Meeting which are represented by properly executed proxies will, unless such proxies have been revoked, be voted in accordance with the instructions given in such proxies. Any stockholder who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by delivering a written notice of revocation or a duly executed proxy bearing a later date to the Secretary of the Company, or by attending the Annual Meeting and voting in person. Any written notice of revocation or subsequent proxy should be delivered to the Company at 2299 Busse Road, Elk Grove Village, Illinois 60007, Attention: Secretary, or hand delivered to the Secretary, before the closing of the polls at the Annual Meeting. Unless the context otherwise requires, references herein to the "Company" refer to John B. Sanfilippo & Son, Inc. and its subsidiaries.

This Proxy Statement and accompanying proxy are being mailed to stockholders on or about March 28, 1997. The mailing address of the principal executive offices of the Company is 2299 Busse Road, Elk Grove Village, Illinois 60007.

RECORD DATE AND SHARES OUTSTANDING

The Company had outstanding on March 14, 1997, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, 5,460,240 shares of Common Stock (excluding 117,900 treasury shares) and 3,687,426 shares of Class A Stock. The Common Stock is traded on the Nasdaq National Market. There is no established public trading market for the Class A Stock.

VOTING AND QUORUM

Pursuant to the Company's Restated Certificate of Incorporation (the "Restated Certificate"), so long as the total number of shares of Class A Stock outstanding is greater than or equal to 12.5% of the total number of shares of Class A Stock and Common Stock outstanding, generally the holders of Common Stock voting as a class are entitled to elect such number (rounded to the next highest number in the case of a fraction) of directors as equals 25% of the total number of directors constituting the full Board of Directors and the holders of Class A Stock voting as a class are entitled to elect the remaining directors. The holders of Common Stock are not entitled to cumulative voting. In connection with the election of directors, however, each holder of Class A Stock has the right, in person or by proxy, to either (a) vote the number of shares of Class A Stock owned by such holder for as many persons as there are directors to be elected by holders of Class A Stock ("Class A Directors"), or (b) cumulate said votes (by multiplying the number of shares of Class A Stock owned by such holder by the number of candidates for election as a Class A Director) and either (i) give one candidate all of the cumulated votes, or (ii) distribute the cumulated votes among such candidates as the holder sees fit.

Two proposals are scheduled for stockholder consideration at the Annual Meeting, each of which is described more fully herein: (i) the election of seven directors of the Company; and (ii) the ratification of the action of the Board of Directors in appointing Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending December 31, 1997. At the meeting, the holders of Common Stock voting as a class will be entitled to elect two of the seven directors, and the holders of Class A Stock voting as a class will be entitled to elect the remaining five directors. With respect to all matters other than the election of directors or any matters for which class voting is required by law, the holders of Common Stock and the holders of Class A Stock will vote together as a single class and the holders of Common Stock will be entitled to one vote per share of Common Stock and the holders of Class A Stock will be entitled to ten votes per share of Class A Stock.

Attendance at the meeting in person or by proxy by the holders of Common Stock entitled to cast at least a majority of the votes which the Common Stock is entitled to cast at the Annual Meeting is required in order to establish a quorum for the purpose of electing the directors to be elected by holders of the Common Stock (the "Common Stock Directors"). Attendance at the Annual Meeting in person or by proxy by the holders of Class A Stock entitled to cast at least a majority of the votes which the Class A Stock is entitled to cast at the Annual Meeting is required in order to establish a quorum for the purpose of electing the Class A Directors. Attendance at the meeting in person or by proxy by the holders of Common Stock and Class A Stock entitled to cast at least a majority of the votes which such stock is entitled to cast at the Annual Meeting on matters other than the election of directors is required in order to establish a quorum for the purpose of any other business. Assuming the presence of a quorum, (i) the affirmative vote of a majority of the shares of Common Stock and Class A Stock, voting separately as a class, present in person or by proxy at the Annual Meeting will be required for the election of the Common Stock Directors and Class A Directors, respectively, and (ii) the affirmative vote of the holders of shares representing a majority of the votes entitled to be cast by the holders of Common Stock and Class A Stock, voting together as one class, present in person or by proxy at the Annual Meeting and entitled to vote thereon shall be required to act on all other matters to come before the Annual Meeting.

Votes may be cast by a stockholder in favor of the nominees for election as directors or withheld. Similarly, votes may be cast by a stockholder in favor or against ratification of the appointment of the independent accountants, or a stockholder may elect to abstain from voting on this issue. Directions to withhold authority, abstentions and broker non-votes (which occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner) will be counted in determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. Abstentions and directions to withhold authority will have the effect of votes against the proposal being considered. Broker non-votes, because they are not deemed to be entitled to vote with respect to any matter for which a broker does not have authority to vote, are not counted in the vote totals and will have no effect on any proposal scheduled for consideration at the Annual Meeting.

If a properly executed, unrevoked proxy does not specifically direct the voting of the shares covered by such proxy, the proxy will be voted (a) FOR the election of all nominees for election as director as listed herein, (b) FOR the ratification of the appointment of Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending December 31, 1997, and (c) in accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the Annual Meeting.

		     SECURITY OWNERSHIP OF CERTAIN
		   BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 14, 1997 with respect to the beneficial ownership of Common Stock and Class A Stock by (a) the persons known by the Company to be the beneficial owners of more than 5% of the outstanding shares of Common Stock or Class A Stock, (b) each director of the Company, (c) each of the executive officers named in the Summary Compensation Table below, and (d) all directors and executive officers of the Company as a group. The information set forth in the table as to directors and executive officers is based upon information furnished to the Company by them in connection with the preparation of this Proxy Statement. Except where otherwise indicated, the mailing address of each of the stockholders named in the table is: c/o John B. Sanfilippo & Son, Inc., 2299 Busse Road, Elk Grove Village, Illinois 60007.


			     No. of        % of                             % of           % of Outstanding
			     Shares     Outstanding    No. of Shares     Outstanding       Votes on Matters
			    of Common    Shares of        of Class     Shares of Class   Other than Election
Name                         Stock(1)  Common Stock    A Stock(1)(2)      A Stock            of Directors
-------------------------------------------------------------------------------------------------------------
Jasper B. Sanfilippo(3)+-    31,000         1.0%         1,523,776          41.3%               36.1%
Mathias A. Valentine(4)+-     None           --            637,515          17.3                15.1
Marian Sanfilippo(5)          8,152          *             914,720          24.8                21.6
Michael J. Valentine(6)-#    12,977          *             611,415          16.6                14.5
Gary P. Jensen(7)-            6,400          *               None            --                   *
John C. Taylor(8)+-          14,315          *               None            --                   *
Steven G. Taylor(9)-         14,125          *               None            --                   *
William D. Fischer(10)+      16,000          *               None            --                   *
J. William Petty(11)+         1,500          *               None            --                   *
John W. A. Buyers(12)+        5,300          *               None            --                   *
Swiss Bank Corporation(13)  748,200        13.7              None            --                  1.8
All directors and executive
 officers as a group
 (12 persons, all of whom
 are stockholders)(3)(4)(6)
 (7)(8)(9)(10)(11)(12)(14)  123,571         2.3          2,772,706          75.2                65.7
 --------------------------

	+       Denotes Director.
	-       Denotes Named Executive Officer.
	#       Denotes nominee for election as a Class A Director.
	*       Less than one percent.

(1) Except as otherwise indicated below, beneficial ownership means the sole power to vote and dispose of shares. In calculating each holder's percentage ownership and beneficial ownership in the table above, shares of Common Stock which may be acquired by the holder through the exercise of stock options exercisable on or within 60 days of March 14, 1997 are included.

(2) Each share of Class A Stock is convertible at the option of the holder thereof at any time and from time to time into one share of Common Stock. In addition, the Restated Certificate provides that Class A Stock may be transferred only to (a) Jasper B.
Sanfilippo or Mathias A. Valentine, (b) a spouse or lineal descendant of Mr. Sanfilippo or Mr. Valentine, (c) trusts for the benefit of any of the foregoing individuals, (d) entities controlled by any of the foregoing individuals, (e) the Company, or (f) any bank or other financial institution as a bona fide pledge of shares of Class A Stock by the owner thereof as collateral security for indebtedness due to the pledgee
(collectively, the "Permitted Transferees"), and that upon any transfer of Class A Stock to someone other than a Permitted
Transferee each share transferred will automatically be converted into one share of Common Stock.


(3) Includes 163,045 shares of Class A Stock held as trustee of certain trusts, the beneficiaries of which are the children of Jasper and Marian Sanfilippo (two of whom - Jasper B. Sanfilippo, Jr. and James J. Sanfilippo are executive officers of the Company). Excludes shares held or voted by Jasper B.
Sanfilippo's wife, Marian Sanfilippo, of which Mr. Sanfilippo disclaims beneficial ownership.

(4) Excludes 24 shares of Common Stock held by Mathias A. Valentine's wife, Mary Valentine, of which Mr. Valentine disclaims beneficial ownership.

(5) Includes 890,220 shares of Class A Stock held as trustee of certain trusts, the beneficiaries of which are the children of Jasper and Marian Sanfilippo (two of whom - Jasper B. Sanfilippo, Jr. and James J. Sanfilippo are executive officers of the Company). Excludes shares held or voted by Marian Sanfilippo's husband, Jasper B. Sanfilippo, of which Mrs. Sanfilippo disclaims beneficial ownership.

(6) Includes (a) options to purchase 1,050 shares of Common Stock, 375 shares of Common Stock and 400 shares of Common Stock at $15.125, $6.60 and $10.3125, respectively, per share which are exercisable by Michael J. Valentine on or within 60 days of March
14, 1997, (b) 611,415 shares of Class A Stock held as trustee of certain trusts (collectively, the "Valentine Trusts"), the beneficiaries of which are the children of Mathias and Mary
Valentine, including Michael J. Valentine an executive officer of the Company and nominee for election as a Class A Director, and
(c) 3,000 shares of Common Stock owned by a general partnership, the general partners of which are the Valentine Trusts.

(7) Includes options to purchase 750 shares of Common Stock and 650 shares of Common Stock at $9.625 and $9.375, respectively, per share, which are exercisable by Gary P. Jensen on or within 60 days of March 14, 1997.

(8) Includes options to purchase 10,000 shares of Common Stock, 2,550 shares of Common Stock, 750 shares of Common Stock and 825 shares of Common Stock at $15.00, $13.75, $6.00 and $9.375, respectively, per share which are exercisable by John C. Taylor on or within 60 days of March 14, 1997.

(9) Includes options to purchase 10,000 shares of Common Stock, 2,550 shares of Common Stock, 750 shares of Common Stock and 825 shares of Common Stock at $15.00, $13.75, $6.00 and $9.375, respectively, per share which are exercisable by Steven G. Taylor on or within 60 days of March 14, 1997.

(10) Includes options to purchase 4,000 shares of Common Stock, 500 shares of Common Stock, 250 shares of Common Stock and 250 shares of Common Stock at $12.25, $10.50, $6.00 and $6.625, respectively, per share which are exercisable by William D.
Fischer on or within 60 days of March 14, 1997. Mr. Fischer's mailing address is 680 North Lake Shore Drive, Chicago, Illinois
60611.

(11) Includes options to purchase 250 shares of Common Stock and 250 shares of Common Stock at $8.25 and $6.625, respectively, per share which are exercisable by J. William Petty on or within 60 days of March 14, 1997.  Mr. Petty's mailing address is 425
Ahwahnee Road, Lake Forest, Illinois 60045.

(12) Includes options to purchase 4,000 shares of Common Stock, 500 shares of Common Stock, 250 shares of Common Stock and 250 shares of Common Stock at $12.25, $10.50, $6.00 and $6.625, respectively, per share which are exercisable by John W. A.
Buyers on or within 60 days of March 14, 1997. Mr. Buyers' mailing address is 827 Fort Street, Honolulu, Hawaii 96813.

(13) The information set forth in the table above and in this footnote is based solely on a Schedule 13G dated February 12, 1997 filed jointly by Brinson Holdings, Inc. ("BHI"), Brinson Partners, Inc.
("BPI"), Brinson Trust Company ("BTC"), SBC Holding (USA), Inc.
("SBCUSA") and Swiss Bank Corporation ("SBC") with the Securities and Exchange Commission. BTC, which is a wholly-owned subsidiary of BPI, owns 218,526 shares of Common Stock. BPI, which is a wholly-owned subsidiary of BHI, owns 529,674 shares of Common
Stock (not including the shares held by BTC). BHI is a wholly-owned subsidiary of SBCUSA, which is a wholly-owned subsidiary of SBC. The principal business office of BPI, BTC and BHI is located at 209 South LaSalle Street, Chicago, IL 60604. The principal business office of SBCUSA is located at 222 Broadway, New York, NY 10038. The principal business office of SBC is located at Aeschenplatz 6 CH-4002, Basel, Switzerland.

(14) Includes options to purchase a total of 56,150 shares of Common Stock (including the options referred to in footnotes 6, 7, 8, 9, 10, 11 and 12 above) at prices ranging from $6.00 to $15.125 per share which are exercisable by certain of the directors and executive officers on or within 60 days of March 14, 1997.

		       ELECTION OF DIRECTORS

Seven directors are to be elected to serve until the next annual meeting of stockholders and until their respective successors shall be elected and qualified. Two of such directors are to be elected by the holders of Common Stock voting as a class and the remaining five directors are to be elected by the holders of Class A Stock voting as a class. While the Board of Directors does not contemplate that any nominee for election as a director will not be able to serve, if any of the nominees for election shall be unable or shall fail to serve as a director, the holders of proxies shall vote such proxies for such other person or persons as shall be determined by such holders in their discretion or, so long as such action does not conflict with the provisions of the Company's Restated Certificate relating to the proportion of directors to be elected by the holders of Common Stock, the Board of Directors may, in its discretion, reduce the number of directors to be elected.

The Board of Directors recommends that the stockholders vote "FOR" each of the nominees listed herein.

The affirmative vote of a majority of the shares of Common Stock present at the Annual Meeting is required to elect the nominees for election by the holders of Common Stock. The affirmative vote of a majority of the total votes possessed by the shares of Class A Stock present at the meeting, in accordance with the cumulative voting rights possessed by holders of Class A Stock, is required to elect the nominees for election by the holders of Class A Stock.

	NOMINEES FOR ELECTION BY THE HOLDERS OF COMMON STOCK

The name of and certain information regarding each nominee for election to the Company's Board of Directors by the holders of Common Stock, as reported to the Company, is set forth below.

William D. Fischer, Director, age 68 -- Mr. Fischer served as the President and Chief Operating Officer of Dean Foods Company, a publicly traded dairy and specialty food products company based in Franklin Park, Illinois from 1989 through December 1993. He also served as that company's Vice President, Finance from 1971 to 1989, Secretary from 1973 to 1988, Treasurer from 1973 to 1984 and a director from 1979 to March 1996. Mr. Fischer has also served as a director and a member of the compensation committee of Allied Products Corporation, a manufacturer of industrial and agricultural machinery, since 1993. Mr. Fischer has been a member of the Company's Board of Directors since December 1991 and is a member of the Company's Audit Committee and Compensation Committee.

John W. A. Buyers, Director, age 68 -- Mr. Buyers is currently employed by C. Brewer and Company, Limited ("C. Brewer"), based in Honolulu, Hawaii, where he has served as Chief Executive Officer since 1975 and as Chairman of the Board since 1982. Mr. Buyers is also currently the Chairman of the Board, President and Chief Executive Officer of Buyco, Inc., the privately-held parent company of C. Brewer, and has served in those capacities since 1986.
C. Brewer is a diversified agribusiness, specialty foods company and developer of commercial and agricultural real estate. It is the world's leading producer of macadamia nuts (Mauna Loar) and guava (KAIr and Mauna La'ir). In addition, C. Brewer specializes in the roasting, processing, marketing and distribution of Kona Coffee (Royal Konar and Mauna Kear) as well as the processing, marketing and distribution of Hawaiian fruit jams, jellies and syrups (Kukuir). C. Brewer also distributes products and services for the agricultural, environmental and construction industries. See "Certain Relationships and Related Transactions." In addition, Mr. Buyers currently serves on the board of directors of First Hawaiian Bank, First Hawaiian, Inc., Mauna Loa Macadamia Partners, L.P., and
C. Brewer Homes, Inc. Mr. Buyers has been a member of the Company's Board of Directors since January 1992 and is a member of the Company's Audit Committee and Compensation Committee.


	NOMINEES FOR ELECTION BY THE HOLDERS OF CLASS A STOCK

The name of and certain information regarding each nominee for election to the Company's Board of Directors by the holders of Class A Stock, as reported to the Company, is set forth below.

Jasper B. Sanfilippo, Chairman of the Board and Chief Executive Officer and Director, age 66 -- Mr. Sanfilippo has been employed by the Company since 1953. Mr. Sanfilippo served as the Company's President from 1982 to December 1995 and was the Company's Treasurer from 1959 to October 1991. He became the Company's Chairman of the Board and Chief Executive Officer in October 1991 and has been a member of the Company's Board of Directors since 1959.
Mr. Sanfilippo is also a member of the Company's Compensation Committee and, until February 27, 1997, was a member of the Stock Option Committee. Since June 1992, Mr. Sanfilippo has been a member of the Board of Directors and a Vice President of Sunshine Nut Co., Inc. ("Sunshine"), a wholly-owned subsidiary acquired by the Company in 1992. Mr. Sanfilippo is the father of Jasper B. Sanfilippo, Jr. and James J. Sanfilippo, each of whom is an executive officer of the Company, the brother-in-law of Mathias A. Valentine, the President and a director of the Company, and the uncle of Michael J. Valentine, a nominee for election as a Class A Director and an executive officer of the Company.

Mathias A. Valentine, President and Director, age 64 -- Mr. Valentine has been employed by the Company since 1960 and was named its President in December 1995. He served as the Company's Secretary from 1969 to December 1995, as its Executive Vice President from 1987 to October 1991, and as its Senior Executive Vice President and Treasurer from October 1991 to December 1995. He has been a member of the Company's Board of Directors since 1969. Mr. Valentine is also a member of the Company's Compensation Committee and, until February 27, 1997, was a member of the Stock Option Committee. Mr. Valentine has been a member of the Board of Directors and a Vice President of Sunshine since June 1992. Mr. Valentine is the brother-in-law of Jasper B. Sanfilippo, Chairman of the Board and Chief Executive Officer and a director of the Company, the father of Michael J. Valentine, a nominee for election as a Class A Director and an executive officer of the Company, and the uncle of Jasper B. Sanfilippo, Jr. and James J. Sanfilippo, each of whom is an executive officer of the Company.

John C. Taylor, Executive Group Vice President and Director, age 51 -
- Mr. Taylor has been the President and a director of Sunshine, which the Company acquired in May 1992, since 1976. In August 1995, Mr. Taylor was named a director of the Company and in December 1995 was appointed the Executive Group Vice President of the Company (responsible for coordinating certain joint activities of the Company and Sunshine). Mr. Taylor and Sunshine are parties to an Employment Agreement pursuant to which Mr. Taylor is to be employed by Sunshine as Sunshine's President until June 1997. As President of Sunshine, Mr. Taylor is responsible for overseeing that company's processing, packaging, marketing and distribution of shelled nuts. Mr. Taylor is the brother of Steven G. Taylor, an executive officer of the Company.

William Petty, Director, age 64 -- Mr. Petty served as the President and Chief Executive Officer of Curtice Burns Foods, Inc. ("Curtice Burns") from March 1993 until his retirement in November 1994 and as a director of Curtice Burns from 1990 until November 1994. Curtice Burns is a manufacturer and marketer of a diversified line of food products, including canned and frozen vegetables and fruits, condiments, snack foods and canned entrees. From 1990 to March 1993, Mr. Petty was the Executive Vice President of Curtice Burns. In January 1996, Mr. Petty became the President, Chief Executive Officer and a director of Orval Kent Food Company, Incorporated, a Chicago, Illinois manufacturer and marketer of refrigerated salads, side dishes and entrees.

Mr. Petty has been a director of the Company since August 1995 and is a member of the Company's Audit Committee. He is a former member of the Board of Directors of the Grocery Manufacturers of America and the National Food Processors Association.

Michael J. Valentine, Vice President and Secretary, age 37 -- Mr. Valentine has been employed by the Company since 1987 and was named its Vice President and Secretary in December 1995. He served as an Assistant Secretary and the General Manager of External Operations for the Company from June 1987 and 1990, respectively to December 1995. Mr. Valentine is the son of Mathias A. Valentine, the President and a Director of the Company, the nephew of Jasper B. Sanfilippo, Chairman of the Board and Chief Executive Officer of the Company, and cousin of Jasper B. Sanfilippo, Jr. and James J. Sanfilippo, each of whom is an executive officer of the Company.

	COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors of the Company met four times during 1996. During 1996, all directors attended at least 75% of the meetings of the Board of Directors and the committees thereof on which they served. Standing committees of the Board of Directors include the Audit Committee, the Compensation Committee and, until February 27, 1997, the Stock Option Committee. The Board does not have a nominating committee and, as described below, eliminated the Stock Option Committee effective as of February 27, 1997. The usual functions of such committees are performed by the entire Board.

The Audit Committee reviews and, as it deems appropriate, approves internal accounting and financial controls for the Company and accounting principles and auditing practices and procedures to be employed in the preparation and review of financial statements of the Company. The Audit Committee also makes recommendations to the Board concerning the engagement of independent public accountants to audit the annual consolidated financial statements of the Company and arranges with such accountants the scope of the audit to be undertaken by them. Further, the Audit Committee also reviews related party transactions in accordance with the rules promulgated by the National Association of Securities Dealers, Inc. The current members of the Audit Committee are John W. A. Buyers, William D. Fischer and
J. William Petty.  The Audit Committee held two meetings during 1996.

The Compensation Committee reviews and makes recommendations to the Board with respect to the salaries, bonuses and other compensation of officers and other executives, including matters relating to stock options, which are determined by the entire Board of Directors. The Compensation Committee consists of Jasper B. Sanfilippo, William D. Fischer, John W. A. Buyers and Mathias A. Valentine. The Compensation Committee held one meeting during 1996.

Until February 27, 1997, the The Stock Option Committee administered the Company's 1991 Stock Option Plan (the "Prior Plan," which was terminated during 1995) and its 1995 Equity Incentive Plan (the "1995 Plan"). In its capacity as administrator of the 1995 Plan, the Stock Option Committee granted options and determined the terms thereof. The Stock Option Committee also administered matters relating to options outstanding under the Prior Plan. Effective February 27, 1997, the Board eliminated the Stock Option Committee, ratified the Committee's past actions with respect to the Prior Plan and 1995 Plan and assumed the Committee's responsibilities for administering the Prior Plan and 1995 Plan.

COMPENSATION OF DIRECTORS

Compensation to directors who are not employees of the Company is paid at the rate of $16,000 per year plus $1,000 for each Board meeting attended, $350 for each telephonic meeting of the Board in which they participate, $500 for each committee meeting attended and $350 for each telephonic committee meeting in which they participate.
 Directors are also reimbursed for their expenses incurred in attending such meetings. Directors who are employees of the Company receive no additional compensation for their services as directors.

Under the 1995 Plan, a director who is not an employee of the Company, its subsidiaries, or any of their affiliates (an "Outside Director") is automatically granted an option to purchase 1,000 shares of Common Stock on the date of his or her election to the Company's Board, and on each date of his or her re-election to the Board. Options granted to Outside Directors under the 1995 Plan are granted at an exercise price equal to the fair market value (as defined in the 1995 Plan) of a share of Common Stock on the date of grant. Pursuant to the 1995 Plan, on April 30, 1996, Messrs. Buyers, Fischer and Petty each were granted an option to purchase up to 1,000 shares of Common Stock at an exercise price of $6.625 per share.

			 EXECUTIVE COMPENSATION

The following table sets forth a summary of compensation for services in all capacities to the Company during the fiscal years ended December 31, 1996, 1995 and 1994 paid to or accrued for (i) the Company's Chief Executive Officer, and (ii) each of the four additional most highly compensated executive officers of the Company (together with the Chief Executive Officer, the "Named Executive Officers").

SUMMARY COMPENSATION TABLE

							  Long Term
							 Compensation
				  Annual Compensation(1)    Awards
				  ---------------------- ------------

							  Securities
   Name and                                               Underlying       All Other
Principal Position       Year      Salary      Bonus      Options(#)      Compensation
--------------------------------------------------------------------------------------

Jasper B. Sanfilippo(2)  1996     $395,877         0             --       $129,960(3)(4)
  Chairman of the        1995      372,444   $53,502             --        130,200
  Board and Chief        1994      356,815         0             --        133,701
  Executive Officer


Mathias A. Valentine(5)  1996     $236,539         0             --       $ 64,678(4)(6)
  President              1995      217,720   $31,276             --         68,428
			 1994      208,235         0             --         68,558

John C. Taylor(7)        1996     $172,424         0             --       $  6,486(8)
  Executive Group        1995      164,649   $20,651           4,800        10,635
  Vice President         1994      161,330         0             --          7,407

Steven G. Taylor(7)      1996     $172,424         0             --       $  1,065(9)
  Executive Vice         1995      164,649   $20,651           4,800         4,614
  President              1994      161,330         0             --            649

Gary P. Jensen(10)       1996     $138,408         0             --       $    300(11)
  Executive Vice         1995      115,204   $14,067           5,600           --
  President, Finance and 1994        --            0             --            --
  Chief Financial Officer
-------------------------

(1) None of the Named Executive Officers received perquisites in excess of the lesser of $50,000 or 10% of the aggregate of such officer's salary and bonus.
(2) Mr. Sanfilippo also served as the Company's President during 1994 and the majority of 1995.
(3) Includes $116,520 of premiums paid by the Company under a split-dollar agreement with Mr. Sanfilippo covering certain joint and survivor life insurance policies issued on the joint lives of Jasper B. Sanfilippo and his spouse. Also includes $13,440 of life insurance premiums. During 1996, the Company paid $5,088 for the term portions of the split-dollar life insurance premiums of Mr. Sanfilippo.
(4) The split-dollar agreements require that the Company be reimbursed for all premiums paid upon either the surrender of the policies or the death of both insureds. The reimbursement obligation is secured by a collateral assignment to the Company of certain rights in the policies. The Company is required to pay the monthly premiums; provided, however, each of Messrs. Sanfilippo and Valentine may elect in any year to pay that portion of the monthly premiums which would otherwise be treated as taxable compensation to him under the Internal
Revenue Code of 1986, as amended (the "Code"). The Company reflects the total amount of premiums it pays under the split-dollar agreements as an asset on its financial statements.
(5) During 1994 and the majority of 1995, Mr. Valentine served as the Company's Senior Executive Vice President, Secretary and Treasurer. He was named President of the Company in December 1995.
(6) Includes $40,008 of premiums paid by the Company under a split-dollar agreement with Mr. Valentine covering certain joint and survivor life insurance policies issued on the joint lives of Mathias A. Valentine and his spouse. Also includes $24,370 of life insurance premiums, $300 of matching contributions to the 401(k) Plan described below. During 1996, the Company paid $4,114 for the term portions of the split-dollar life insurance premiums of Mr. Valentine.
(7) The salary and bonus amounts set forth for Messrs. John C. Taylor and Steven G. Taylor, executive officers of JBSS and Sunshine employees of Sunshine, were paid to them by Sunshine.
(8) Includes $5,040 of premiums paid by the Company under a split-dollar agreement with Mr. Taylor covering his life. Also includes $1,146 of disability insurance premiums and $300 of matching contributions to the 401(k) Plan described below. The split-dollar agreement requires that the Company be reimbursed for all premiums paid upon either the surrender of the policy or the death of the insured. Sunshine reflects the total amount of premiums it pays under the split-dollar agreement as an asset on its financial statements.
(9) Includes $300 of matching contributions to the 401(k) Plan described below, $765 of disability insurance premiums paid by the Company for 1996.
(10) During 1995, Mr. Jensen was hired as Vice President and Chief Financial Officer of the Company. Mr. Jensen was named the Company's Executive Vice President, Finance and Chief Financial Officer in December 1995.
(11) Includes $300 of matching contributions to the 401(k) Plan described below.

INCENTIVE COMPENSATION PROGRAM

The Company maintains an Incentive Compensation Program (the "Incentive Compensation Program") to provide key employees with cash bonuses. Under the Incentive Compensation Program, a return on equity target is established by the Compensation Committee at the beginning of each year. If the Company meets the return on equity target, the Compensation Committee establishes a bonus pool based on the amount by which the Company exceeded the target. Bonus awards from that pool are then allocated to eligible employees, including executive officers of the Company. The amount of each bonus awarded to an executive officer is determined under a formula that includes factors such as position held, annual performance rating, department profitability and the subjective judgment of the Compensation Committee. The Company did not accrue or pay bonuses under the Incentive Compensation Program for 1995 or 1994. However, the Compensation Committee did elect to award discretionary bonuses totaling $368,302 to its employees for 1995, which were paid in March of 1996. The Company did not have an Incentive Compensation Program in 1996 and did
not pay any bonuses in 1996.   The Compensation Committee is
reviewing an Incentive Compensation Program for 1997.


401(K) PLAN

The Company maintains a plan (the "401(k) Plan") which is intended to qualify under sections 401(a) and 401(k) of the Code. The 401(k) Plan was adopted in January 1986 and amended in August 1992, January 1993, January 1994 and January 1996. All non-union employees of the Company who have attained age 21 and completed at least one year of service with the Company are eligible to participate in the 401(k) Plan. The 401(k) Plan permits each participant to make contributions on a pretax basis subject to limitations established by the trustees who administer the 401(k) Plan. The amount of participant contributions to the 401(k) Plan may also be limited by Code requirements. Effective January 1, 1994, the Company contributes 50% of the amount each employee contributes to the 401(k) Plan up to a maximum matching contribution of $300 per employee. The Company may also make discretionary contributions to the 401(k) Plan which are allocated among participants pro rata based on compensation. The pretax contributions made by participants and the matching contributions made by the Company, and earnings thereon, are at all times fully vested. A participant's interest in discretionary contributions made by the Company and earnings thereon vest over a six year period and becomes fully vested upon the earliest to occur of such participant's attainment of age 65, death, disability or completion of six years of service. Benefits under the 401(k) Plan may be distributed to participants upon their termination of employment. In addition, the 401(k) Plan permits employees who have attained age 59 1/2 years and who have completed 10 years of service to withdraw all or a portion of their 401(k) Plan account balances under certain circumstances. In 1996, the Company made matching contributions to the 401(k) Plan of $300 on behalf of each of Messrs. Valentine, Jensen, Steven G. Taylor and John C. Taylor, and $2,100 for all executive officers as a group.
Mr. Sanfilippo did not make any elective contributions to the 401(k) Plan in 1996 and, consequently, did not receive any matching contributions. The Company did not make any discretionary contributions to the 401(k) Plan for 1994 or 1996. The Company did make a discretionary contribution for 1995 to the 401(k) Plan of $383,460.

1991 STOCK OPTION PLAN

The Company's 1991 Stock Option Plan (the "Prior Plan") was adopted in 1991 and terminated by the Board of Directors as of February 28, 1995. The termination of the Prior Plan does not, however, affect options granted under the Prior Plan which remain outstanding. The Prior Plan was administered by the Stock Option Committee, which was comprised of Jasper B. Sanfilippo and Mathias A. Valentine. Messrs. Sanfilippo and Valentine were not eligible to participate in the Prior Plan. Effective February 27, 1997, the Stock Option Committee was eliminated and administration of the Prior Plan was assumed by the Board of Directors. An aggregate of 350,000 shares of Common Stock were available for awards under the Prior Plan, subject to adjustments reflecting changes in the Company's capitalization. Options granted under the Prior Plan were either incentive stock options or such other forms of nonqualified stock options as the Stock Option Committee determined. Incentive stock options granted under the Prior Plan were intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code. The exercise price of such options was determined by the Stock Option Committee except that the exercise price of (a) an incentive stock option granted to an individual who owned (directly or by attribution under Section 424(d) of the Code) shares possessing more than 10% of the total combined voting power of all classes of stock of the Company (a "10% Owner") is at least 110% of the fair market value (as defined in the Prior Plan) of a share of Common Stock on the date the incentive stock option was granted; (b) an incentive stock option granted to an individual other than a 10% Owner is at least 100% of the fair market value of a share of Common Stock on the date the incentive stock option was granted; and (c) a nonqualified stock option is at least 33% of the fair market value of a share of Common Stock on the date the nonqualified stock option was granted. Subject to certain exceptions, an individual's options expire if the individual's employment with or service as a director of the Company, as the case may be, terminates. As of February 28, 1995, the date the Prior Plan was terminated, the Company had granted options to purchase a total of 373,000 shares of Common Stock pursuant to the Prior Plan (although no more than 350,000 shares of Common Stock were, at any given time, subject to options granted under the Prior Plan). Of these options, 142,250 had been canceled and 1,750 had been exercised as of March 14, 1997 and 199,900 were exercisable on or within 60 days of March 14, 1997 (the balance of such options becoming exercisable in various increments over the next four years).

1995 EQUITY INCENTIVE PLAN

The Company's 1995 Equity Incentive Plan (the "1995 Plan") was adopted in 1995 to encourage and facilitate the acquisition of Common Stock by those key employees and Outside Directors upon whose judgment and interest the growth, development and financial success of the Company is dependent. Subject to antidilution and similar provisions, an aggregate of 200,000 shares of Common Stock may be issued upon the exercise of stock options granted under the 1995 Plan. As of March 14, 1997, the Company had granted options to purchase a total of 99,300 shares of Common Stock under the 1995 Plan. Of these options, 11,300 had been canceled as of March 14, 1997, and 22,000 were exercisable on or within 60 days of March 14, 1997 (the balance of such options becoming exercisable in various increments over the next four years).

The 1995 Plan is administered by the Stock Option Committee that is comprised, as of February 27, 1997, of the Company's Board of Directors. Pursuant to the 1995 Plan, the Stock Option Committee may select key employees of the Company to receive awards of stock options, which may be either nonqualified stock options or "incentive stock options" within the meaning of Section 422 of the Code, in consideration for their services. In addition, under the 1995 Plan each Outside Director is granted a nonqualified option to purchase up to 1,000 shares of Common Stock (i) on the date of his or her initial election to the Board of Directors, and (ii) on the date of each subsequent re-election to the Board.

Generally, stock options granted under the 1995 Plan become exercisable in equal installments of 25% of the shares covered by the option on the first four anniversaries of the date of grant subject to, in the case of an employee, continued employment with the Company or its subsidiaries, or in the case of an Outside Director, continued service as a director, on such date. However, all options granted under the 1995 Plan become fully vested and exercisable on the first date on which no shares of Class A Stock are outstanding. The exercise price of options granted to employees under the 1995 Plan is determined by the Stock Option Committee; provided, however, that (i) the exercise price for nonqualified stock options granted to employees may not be less than 50% of the fair market value of a share of Common Stock on the date of grant, and (ii) the exercise price for incentive stock options may not be less than 100% of the fair market value of a share of Common Stock on the date of the grant (110% in the case of incentive stock options granted to a 10% Owner). The exercise price for each option granted to an Outside Director under the 1995 Plan must equal 100% of the fair market value for a share of Common Stock on the date such option is granted. The Stock Option Committee may provide that if a grantee delivers shares of Common Stock in full or partial payment of the exercise price, the grantee will be granted a "reload stock option" to purchase the number of shares of Common Stock so delivered by the grantee. Options granted under the 1995 Plan may not be assigned or transferred other than by will or the laws of descent and distribution and may be exercised during the grantee's lifetime only by the grantee. No option granted under the 1995 Plan may be exercised after the expiration of ten years after the date of the grant (five years in the case of incentive stock options granted to a 10% Owner). Unexercised options terminate upon or within one year of an employee's termination of employment with the Company.


OPTION EXERCISES AND HOLDINGS

The following table sets forth the certain information regarding option exercises during 1996 by each of the Named Executive
Officers and the number and value of securities underlying options held by each of the Named Executive Officers at December 31, 1996.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL-YEAR END OPTION VALUES
							       Number of Unexercised           Value of Unexercised In the Money
			 Shares Acquired      Value         Options at Fiscal-Year End(#)        Options at Fiscal-Year End($)
Name                      on Exercise(#)    Realized($)        Exercisable/Unexercisable          Exercisable/Unexercisable(1)
--------------------------------------------------------------------------------------------------------------------------------
Jasper B. Sanfilippo            --              --                       --
Mathias A. Valentine            --              --                       --
John C. Taylor                  --              --                 13,750 / 4,450                       $  0 / 0
Steven G. Taylor                --              --                 13,750 / 4,450                          0 / 0
Gary P. Jensen                  --              --                  1,400 / 4,200                          0 / 0
____________________

(1) The exercise price for each of the exercisable options which remained unexercised as of December 31, 1996 exceeded the fair market value of the Common Stock underlying such options at December 31, 1996.

EMPLOYMENT CONTRACT

Sunshine is a party to an Employment Agreement with each of John C. Taylor and Steven G. Taylor (the "Employment Agreements"), dated June 17, 1992, pursuant to which John C. Taylor is to be employed as and serve as the President of Sunshine until June 17, 1997 and Steven G. Taylor is to be employed as and serve as a Vice President of Sunshine until June 17, 2000. Each individual's annual base compensation under his Employment Agreement is $150,000, subject to increase from time to time in the sole discretion of the board of directors of Sunshine but generally in accordance with Sunshine's customary practices for increases in base salaries. Under his Employment Agreement, each of John C. Taylor and Steven G. Taylor is entitled to participate in employment plans and benefits provided by Sunshine to executive officers of Sunshine and is also entitled to receive pay increases, bonuses and stock options comparable to those available annually to upper level management employees of the Company. In accordance with the terms of the Employment Agreements, the board of directors of Sunshine fixed the 1996 salary for each of John C. Taylor and Steven G. Taylor at $172,424. The Company has guaranteed the performance of Sunshine under the Employment Agreements.

The Joint Report of the Compensation and Stock Option Committees on Executive Compensation and the Performance Graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement or any portion hereof into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts. As described above, the Stock Option Committee was eliminated and the duties and responsibilities of that committee with respect to the Prior Plan and the 1995 Plan were assumed by the entire Board of Directors effective as of February 27, 1997.





		    JOINT REPORT OF THE COMPENSATION AND
	      STOCK OPTION COMMITTEES ON EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION PRINCIPLES

The Company's Executive Compensation Program is based on principles designed to align executive compensation with Company objectives, management initiatives and business financial performance. These principles are applied by the Compensation Committee to:

--      Attract and retain key executives critical to the success of the
Company and its subsidiaries.

--      Reward executives for long-term strategic management and the enhancement of stockholder value.

--      Support a performance-oriented environment that rewards
performance based on Company goals.

OVERVIEW OF EXECUTIVE COMPENSATION PROGRAM

The Company's total compensation program for its executive officers consists of both cash and, except with respect to the Chief Executive Officer and the President, equity based compensation. Each executive officer's annual compensation consists of a base salary, eligibility for matching and discretionary contributions to the 401(k) Plan and eligibility for an annual bonus under the Incentive Compensation Program. In addition, the Company provides life (including split-dollar life insurance) and disability insurance for certain executive officers. The Compensation Committee determines the level of base salary for key executive officers, including the Chief Executive Officer, and a base salary range for other executive officers. The Compensation Committee generally determines such salary or salary range based on a number of factors and criteria, including the salaries paid by the Company to its executive officers during the immediately preceding year, the rate of inflation, the Company's performance during the immediately preceding fiscal year, the performance of the executive officer during the immediately preceding fiscal year, and the salaries paid to the executive officers of certain other companies engaged in the food or agricultural commodity business and with annual sales of less than $1.0 billion (the "Compensation Comparison Group"). The weight and importance given each year to the foregoing factors, the individual components of each factor and the decision whether to consider additional factors, lies within the subjective discretion of the Compensation Committee. Because the compensation levels of the Company's executive officers are significantly below compensation levels that would be affected by the limitations on the deduction of executive salaries imposed by
Section 162(m) of the Code ("Section 162(m)"), the Compensation Committee has not formulated a policy with respect to Section 162(m). The 1995 Plan provides for certain limits, consistent with Code Section 162 and the regulations promulgated thereunder, on the maximum number of shares of Common Stock subject to options that may be granted to any grantee in any one calendar year.

1996 EXECUTIVE COMPENSATION

The Compensation Committee primarily based 1996 salaries and salary ranges of the Company's executive officers, including the Chief Executive Officer, on the salaries paid to such executive officers in 1995. For 1996, such base salaries and salary ranges were generally increased by a percentage slightly greater than the percentage change in the Consumer Price Index in 1995. The Compensation Committee determined, in general, not to increase additionally such salaries and salary ranges, including the salary of the Chief Executive Officer, based on the Company's 1995 performance because the Company's return on equity, growth in net sales, and actual versus anticipated results of operations for 1995 did not meet the expectations of management. The Compensation Committee evaluated the foregoing performance criteria subjectively without giving specific weight to any particular criteria and in conjunction with a subjective evaluation of the Company's overall financial performance in 1995. The Compensation Committee did not use the salaries of executive officers of the Compensation Comparison Group to establish base salaries and salary ranges for the Company's executive officers, including the Chief Executive Officer, for 1996, but did compare its determination of such salaries and salary ranges against the base salaries reported for executive officers of the Compensation Comparison Group as an independent measure of reasonableness. The 1996 base salaries for the Company's executive officers set by the Compensation Committee were, in general, at the low to medium ranges when compared to the base salaries of the Compensation Comparison Group executives. However, the Compensation Committee does not currently have an established policy with regard to the salaries and salary ranges of the Company's executive officers, including the salary of the Chief Executive Officer, relative to the salaries paid to the Compensation Comparison Group executive officers.

The Compensation Committee also awards annual bonuses to participants in the Incentive Compensation Program, including the
executive officers of the Company.   The Company did  not have a
formal incentive compensation plan for 1996. A formal program is under consideration by the Compensation Committee for 1997. No bonuses were paid or accrued by the Company in 1996

The Company provides long-term incentives to its executive officers through its stock option plans. Through the award of stock option grants, the objective of aligning executive officers' long-range interests with those of the stockholders are met by providing the executive officers with the opportunity to build a meaningful stake in the Company. The Stock Option Committee reviewed and approved the participation of employees of the Company and its subsidiaries under the Prior Plan (which was terminated in February 1995) and the 1995 Plan through February 27, 1997, at which time the Committee was eliminated and its duties and responsibilities under both plans were assumed by the full Board.. The Stock Option Committee did not award stock option grants to any executive officer in 1996.

Executive officers are eligible to participate in the Company's 401(k) Plan, including Company matching and discretionary contributions to the 401(k) Plan. The Company made no discretionary contributions to the 401(k) Plan for 1996; however, the Executive Officers as a whole had $2,100 contributed as matching funds under the 401(k) Plan. The Company provides certain executive officers with life and disability insurance. The Company also maintains split-dollar life insurance policies on the joint lives of Jasper B. Sanfilippo and his spouse and Mathias A. Valentine and his spouse and on the life of John C. Taylor. See "Executive Compensation - Summary Compensation Table."

The Compensation Committee and the Board of Directors believe that their respective grants of compensation awards will produce significant long-term compensation for periods when the Company's performance objectives are met.

1996 CHIEF EXECUTIVE OFFICER COMPENSATION

The Compensation Committee increased the Chief Executive Officer's 1996 base salary to $395,877, which was a percentage increase from his 1995 base salary that was slightly greater than the rate of inflation for 1995. The Compensation Committee based this increase in the Chief Executive Officer's base salary on the factors and criteria discussed above with regard to the establishment of 1996 base salaries and salary ranges for the Company's executive officers. The Chief Executive Officer's 1996 base salary was at the medium range of the base salaries of chief executive officers of the companies in the Compensation Comparison Group. William D. Fischer and John W. A. Buyers, as the only disinterested directors on the Compensation Committee during 1996, were assisted in establishing the increase in the Chief Executive Officer's base salary for fiscal 1996 by their broad knowledge of executive pay practices in the food industry and the importance to the Company of the services provided by the Chief Executive Officer. The Chief Executive Officer did not participate in the Prior Plan and does not participate in the 1995 Plan. In 1996, the Company also provided the Chief Executive Officer with life insurance and split-dollar life insurance as discussed above.


					    Stock Option Committee
       Compensation Committee        (eliminated as of February 27, 1997)
       ----------------------        ------------------------------------
       Jasper B. Sanfilippo          Jasper B. Sanfilippo
       Mathias A. Valentine          Mathias A. Valentine
       William D. Fischer
       John W. A. Buyers


			       PERFORMANCE GRAPH


The following Performance Graph compares the Company's cumulative total stockholder return on its Common Stock for the period from December 31, 1991 to December 31, 1996, with the cumulative total return of the Standard & Poor's 500 stock index and a peer group of companies selected by the Company (the "Peer Group") for purposes of the comparison and described more fully below. Dividend reinvestment has been assumed and, with respect to companies in the Peer Group, the returns of each such company have been weighted to reflect relative stock market capitalization.


		Comparison of Cumulative Total Return(1)
	     Among the Company, S&P 500 Index and Peer Group(2)

The following table represents a comparison of the total return between John
B. Sanfilippo $ Son, Inc., the S&P 500 and the Peer Group Index.

		      Dec-91   Dec-92   Dec-93   Dec-94   Dec-95  Dec-96
		      --------------------------------------------------
John B. Sanfilippo
  & Son, Inc.         100.00   131.16   112.24    42.89    72.13   38.99

S&P 500               100.00   107.61   118.41   120.01   164.95  202.72

Peer Group Index(2)   100.00    93.93    96.63    81.73   112.00  109.50


(1) Assumes $100 invested on December 31, 1991 in the Company's Common Stock, S&P 500 Index and Peer Group.
(2) The Peer Group selected by the Company is comprised of the following companies: Chock Full O'Nuts Corp., J&J Snack Foods Corp., Universal Foods Corp. and Tootsie Roll Industries, Inc. ("Tootsie Roll"). The Peer Group was selected by the Company in good faith based upon similarities in the nature of the business of the companies, total revenues, seasonality of business of the companies and market capitalization. The Peer Group selected by the Company for its 1993 Proxy Statement included Jimbo's Jumbos Inc. ("Jimbo's") but did not include Tootsie Roll. The Company is no longer able to include Jimbo's in its Peer Group because Jimbo's was acquired by the JJJ Acquisition Corporation in July 1993 and is no longer publicly traded. The cumulative total return for the Peer Group in the Performance Graph above has been recalculated to exclude Jimbo's and to include Tootsie Roll for the period from December 31, 1991 to December 31, 1996.

	COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee, which reviews and makes recommendations to the Board with respect to salaries, bonuses and other compensation of officers and other executives, was comprised of Jasper B. Sanfilippo, Mathias A. Valentine, William D. Fischer and John W. A. Buyers. Mr. Sanfilippo is the Company's Chairman of the Board and Chief Executive Officer and is a director and Vice President of Sunshine. Mr. Valentine is the Company's President and a director and Vice President of Sunshine.

In addition, Messrs. Sanfilippo and Valentine served on the Stock Option Committee, which, until its elimination by the Board on February 27, 1997, had discretion in granting stock options to key employees of the Company and its subsidiaries. Neither
Mr. Sanfilippo nor Mr. Valentine were eligible to participate in the Prior Plan and neither were eligible to participate in the 1995 Plan during their service on the Stock Option Committee. Effective February 27, 1997, the Board eliminated the Stock Option Committee and assumed responsibility for administering the Prior Plan and 1995 Plan.

Below is a summary of certain transactions between the Company and either of Messrs. Sanfilippo or Valentine, or persons with whom they are related or entities in which they have an interest. All such transactions have been and will continue to be on terms which the Company believes to be at least as favorable to the Company as could be obtained from unaffiliated parties.

LEASE ARRANGEMENTS

The Company leases a warehousing and retail facility in Des Plaines, Illinois (the "Des Plaines Facility") and its production and office facilities at 2299 Busse Road, Elk Grove Village, Illinois (the "Busse Road Facility") from land trusts in which the direct and indirect beneficiaries are Jasper B. Sanfilippo (a stockholder, director and executive officer of the Company), Mathias A. Valentine (a stockholder, director and executive officer of the Company), their respective spouses, Anne Karacic and Rose Laketa (sisters of Mr. Sanfilippo) and Rosalie Sanfilippo (Mr. Sanfilippo's mother). The lease for the Des Plaines Facility expires on October 31, 2010 and provides for monthly rent of $21,250, subject to periodic increases based on increases in the Consumer Price Index (the "CPI") on each of June 1, 2003 and
June 1, 2005. The lease for the Busse Road Facility expires on May 31, 2015 and provides for monthly rent of $74,084, subject to CPI increases on each of June 1, 1997, June 1, 2002, June 1, 2007 and June 1, 2012. The leases for the Des Plaines Facility and the Busse Road Facility also require the Company to pay the real estate taxes on, and to maintain and insure, the Des Plaines Facility and the Busse Road Facility. During 1996, the aggregate amount of real estate taxes on and insurance premiums paid by the Company under both leases was approximately $300,000.

The Company has constructed an addition to the Busse Road Facility (the "Addition") which is situated on property owned by the land trust that owns the Busse Road Facility (the "Busse Land Trust") and on property owned by the Company. Accordingly, (i) the Company and the Busse Land Trust entered into a ground lease with a term beginning January 1, 1995 pursuant to which the Company leases from the Busse Land Trust the land on which a portion of the Addition is situated and all related improvements thereon (the "Busse Addition Property"), and (ii) the Company, the Busse Land Trust and the sole beneficiary of the Busse Land Trust entered into a party wall agreement effective as of January 1, 1995, which sets forth the respective rights and obligations of the Company and the Busse Land Trust with respect to the common wall which separates the existing Busse Road Facility and the Addition. The ground lease has a term which expires on May 31, 2015 (the same date on which the Company's lease for the Busse Road Facility expires) and requires the Company to pay the Busse Land Trust annual rent of $6,425, subject to CPI increases on each of June 1, 2000, June 1, 2005 and June 1, 2010. The Company has an option to extend the term of the ground lease for one five-year term, an option to purchase the Busse Addition Property at its then appraised fair market value at any time during the term of the ground lease, and a right of first refusal with respect to the Busse Addition Property. The ground lease also requires the Company to pay the real estate taxes on, and to insure, the Busse Addition Property. The party wall agreement grants the Company the right to use and the obligation to participate pro rata with the Busse Partnership (defined below) in the maintenance of the common wall shared by the Addition and Busse Road Facility.


The sole beneficiary of the Busse Land Trust is the Arthur/Busse Limited Partnership (the "Busse Partnership"). The general partner of the Busse Partnership is Arthur/Busse Properties, Inc. The shareholders of Arthur/Busse Properties, Inc. and the limited partners of the Busse Partnership are Jasper B. Sanfilippo, Marian Sanfilippo (Mr. Sanfilippo's wife), Mathias A. Valentine, Mary Valentine (Mr. Valentine's wife), Anne Karacic and Rose Laketa (sisters of Mr. Sanfilippo), and Rosalie Sanfilippo
(Mr. Sanfilippo's mother).

LOAN ARRANGEMENTS

The Company made advances to Navarro Pecan Company, Inc. ("Navarro") during 1987 and 1988 aggregating $825,000 (the "Navarro Advances"). Jasper B. Sanfilippo, a stockholder, director and executive officer of the Company, also serves as a director and officer of Navarro. In addition, Mr. Sanfilippo owns 33-1/3% of the outstanding common stock of Navarro. The Navarro Advances accrued 10% simple interest. On October 15, 1991, the Company assigned all of its rights in the Navarro Advances to Mr. Sanfilippo for a total purchase price of approximately $1.2 million, the aggregate amount of principal and accrued interest outstanding under the Navarro Advances as of August 31, 1991. The purchase price for the Navarro Advances was paid by Mr. Sanfilippo pursuant to a promissory note made payable to the Company in the original principal amount of approximately $1.2 million. The note bore simple interest at the rate of 8% per annum and required Mr. Sanfilippo to make quarterly principal installments of $50,000 (plus interest) which commenced on March 31, 1992 and on the last day of each quarter thereafter, with a final payment on March 31, 1996. The note was paid off in full in 1996 in accordance with its terms and, accordingly, at December 31, 1996 there were no amounts outstanding thereunder. The largest amount outstanding under the note (including accrued interest) during 1996 was $360,956.

SUPPLIER, VENDOR, BROKER AND OTHER ARRANGEMENTS

During 1996, the Company purchased $531,736 of products and services from Navarro, a processor of pecans, and sold approximately $1.2 million of products and services to Navarro. The Company anticipates that it will continue to make such purchases from and sales to Navarro in 1997 and thereafter. Jasper
B. Sanfilippo, a stockholder, director and executive officer of the Company, also serves as a director and officer of Navarro. In addition, Mr. Sanfilippo owns 33-1/3% of the outstanding common stock of Navarro. The remaining two-thirds of the outstanding common stock of Navarro is owned by unaffiliated parties.

During 1996, the Company purchased approximately $5.0 million of raw materials from an entity in respect of which Mr. Sanfilippo serves as a director and owns 50% of the outstanding common stock.

During 1995, the Company purchased $442,213 of manufacturing equipment (such as canning and packaging machinery) and engineering services from JesCorp, Inc. ("JesCorp"). The Company anticipates that it will continue to make such purchases of products and services from JesCorp in 1997 and thereafter. James J. Sanfilippo and John Sanfilippo are the stockholders, directors and officers of JesCorp and are employees (James Sanfilippo is an executive officer) and stockholders of the Company and sons of Jasper B. Sanfilippo, a stockholder, director and executive officer of the Company. Marian Sanfilippo, Jasper B. Sanfilippo's wife and a beneficial owner of more than 5% of the Company's outstanding Class A Stock, is also a director of JesCorp. During 1996, JesCorp subleased from the Company approximately 10,981 square feet of space at the Company's facilities and paid rent for this space at
the rate of $5,138 per month.   JesCorp subleased additional space
beginning February, 1997. This brought the total space subleased to JesCorp to approximately 17,481 square feet. JesCorp is paying
 $8,198 of rent per month under the new arrangement. This amount is equal to the amount paid by the Company in respect for such space. JesCorp's lease will expire December 31, 2000.

During the year ended December 31, 1996, the Company paid brokerage commissions of $90,332 to JR Carroll, Inc., a food brokerage firm of which John Carroll, Jr. is the president. Mr. Carroll is the son-in-law of Mathias A. Valentine, a stockholder, director and executive officer of the Company. The Company anticipates that it will continue to transact business with JR Carroll, Inc. in 1997 and thereafter. During 1996, Sunshine (the Company's wholly owned subsidiary) purchased $136,695 of products from, and sold $5,570 of products to, National Food Traders. National Food Traders is a trading company of which John Carroll, Jr. is the President.

Gibson Specialty Corporation ("Gibson") subleases approximately 11,605 square feet of space from the Company. Gibson's rent is equal to the amount paid by the Company in respect for such space. Gibson is owned 60% by Jerome Evon, the son-in-law of Jasper B. Sanfilippo. The remaining 40% of Gibson is owned by unaffiliated parties. Gibson's lease will expire December 31, 2000.

	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the year ended December 31, 1996, the Company sold approximately $1.0 million of products and services to Mauna Loa Macadamia Nut Corporation ("Mauna Loa"). Mauna Loa is a wholly-owned subsidiary of C. Brewer and Company, Limited ("C. Brewer") and C. Brewer, in turn, is a wholly-owned subsidiary of Buyco, Inc. ("Buyco"). John W. A. Buyers, a stockholder and director of the Company, is a stockholder, director and executive officer of Buyco, an executive officer and director of C. Brewer and a director of Mauna Loa. All such transactions have been and will continue to be on terms which the Company believes to be at least as favorable to the Company as could be obtained from unaffiliated parties.


	    RATIFY APPOINTMENT OF PRICE WATERHOUSE LLP
		  AS INDEPENDENT ACCOUNTANTS

The stockholders will be asked to ratify the appointment of the firm of Price Waterhouse LLP as the Company's independent accountants for 1997. This appointment was made by the Board of Directors on recommendation of its Audit Committee.

Price Waterhouse LLP served as independent accountants for 1996 and has acted as accountants for the Company since 1982. Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The Board of Directors recommends a vote "FOR" ratification of the appointment of Price Waterhouse LLP as independent accountants for 1997.

The affirmative vote of the holders of shares representing a majority of the votes entitled to be cast by the holders of shares present and entitled to vote at the meeting is required for ratification of this item. No determination has been made as to what action the Board of Directors would take if the appointment is not ratified.

			  ANNUAL REPORT

The Company's annual report for the year ended December 31, 1996 has been included in the mailing of this Proxy Statement. Stockholders are referred to the report for financial and other information about the Company, but such report is not incorporated in this Proxy Statement and is not to be deemed a part of the proxy soliciting material.

	STOCKHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING

Any stockholder proposal to be considered for inclusion in the proxy materials for the Company's 1998 annual meeting of stockholders must be received at the principal executive offices of the Company no later than November 29, 1997 and must otherwise comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

		       PROXY SOLICITATION

Proxies will be solicited by mail. Proxies may also be solicited by directors, officers and a small number of regular employees of the Company personally or by mail, telephone or telegraph, but such persons will not be specially compensated for such services. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of stock held of record by such persons, and the Company will reimburse them for their expenses in doing so. The entire cost of the preparation and mailing of this Proxy Statement and accompanying materials and the related proxy solicitation will be borne by the Company.

			  OTHER MATTERS

Management does not intend to present, and does not have any reason to believe that others will present, any item of business at the Annual Meeting other than those specifically set forth in the notice of the Annual Meeting. However, if other matters are properly presented for a vote, the proxies will be voted for such matters in accordance with the judgment of the persons acting under the proxies.

				   By Order of the Board of Directors

				   /s/ Michael J. Valentine
				   ------------------------
				   MICHAEL J. VALENTINE
				   Secretary

Elk Grove Village, Illinois
March 26, 1997




APPENDIX A - CLASS A COMMON STOCK PROXY CARD


- - -   Please mark your    Nominees: Jasper B. Sanfilippo
|X X |  votes as in this              Mathias A. Valentine
| X  |  example                       Michael J. Valentine
|X X |                                John C. Taylor
- - -                                 J. William Petty

                                 FOR     WITHHELD

1. Election of Directors by     -----     -----
   holders of Class A           |   |     |   |
   Common Stock                 |   |     |   |
                                -----     -----

For, except vote withheld from the following nominee(s):

______________________________

2. Approval of Appointment of Accountants.

                                 FOR     AGAINST   ABSTAIN

                                -----     -----     -----
                                |   |     |   |     |   |
                                |   |     |   |     |   |
                                -----     -----     -----

3. Approval of such matters as may properly come before the meeting: In their discretion, the proxies are authorized to vote on such other matters as may properly come before the Annual Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE
MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.  IF NO
DIRECTION IS MADE, THIS PROXY WILL BE DEEMED TO CONSTITUTE
DIRECTION TO VOTE "FOR" EACH OF THE ABOVE PROPOSALS.

Please mark, sign, date and return the proxy card using the enclosed envelope.


SIGNATURE(S)__________________________  DATE __________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer or partner please give full title as such. If a corporation, please sign in corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


APPENDIX B - COMMON STOCK PROXY CARD



- - -   Please mark your    Nominees: William D. Fischer
|X X |  votes as in this              John W.A. Buyers
| X  |  example
|X X |
- - -

                                 FOR     WITHHELD

1. Election of Directors        -----     -----
                                |   |     |   |
                                |   |     |   |
                                -----     -----

For, except vote withheld from the following nominee(s):

_____________________________

2. Approval of Appointment of Accountants.
   Approval of appointment of
   Price Waterhouse LLP          FOR     AGAINST   ABSTAIN
   as independant auditors
   for 1997.                    -----     -----     -----
                                |   |     |   |     |   |
                                |   |     |   |     |   |
                                -----     -----     -----

3. UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING:
   In their discretion, the proxies are authorized to vote on such other matters as may properly come before the Annual Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE
MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.  IF NO
DIRECTION IS MADE, THIS PROXY WILL BE DEEMED TO CONSTITUTE
DIRECTION TO VOTE "FOR" EACH OF THE ABOVE PROPOSALS.


SIGNATURE(S)__________________________  DATE __________

NOTE: Please sign exactly as name appears on this Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer or partner, please give full title as such. If a corporation, please sign in corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.